Exhibit 99.1
For Immediate Release November 14, 2007
Crown Crafts, Inc. Reports Results for Second Quarter of Fiscal Year 2008
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (NASDAQ-CM: CRWS) today reported net income for the second quarter of fiscal year 2008 of $541,000, or $0.05 per diluted share, on net sales of $17.1 million compared to net income for the second quarter of fiscal year 2007 of $5.4 million, or $0.54 per diluted share, on net sales of $20.9 million. Net income for the fiscal year 2007 quarter includes a $3.7 million gain on refinancing (net of tax).
Net income for the six months ended September 30, 2007 was $1.5 million, or $0.15 per diluted share, on net sales of $32.5 million compared to net income for the prior year period of $6.3 million including a refinancing gain of $3.7 million (net of taxes), or $0.64 per diluted share, on net sales of $36.7 million.
During the quarter, the Company repurchased 84,855 shares of common stock for approximately $335,000, including broker fees. The average purchase price, excluding fees, for the repurchased shares was $3.92.
“Second quarter sales were down due to multiple factors, including decreased replenishment orders, promotions in the prior year not repeated in the current year and lost sales related to vinyl bibs. In addition, net income was suppressed by costs associated with the Company’s proxy contest, increased costs related to stock compensation and a charge related to vinyl bibs,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are extremely excited about our acquisition of the infant and toddler product line from Springs Global, which is expected to increase our annual sales by approximately $25 million. Also, we expect that third quarter 2008 sales (without giving any effect to the Springs acquisition) will be approximately 4% to 6% higher than the prior-year quarter sales of $15.4 million, excluding Churchill Weavers,” Mr. Chestnut concluded.
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (800) 230-1092. Please refer to confirmation number 890903. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 4:30 p.m. Central Standard Time on November 14, 2007 through 11:59 p.m. Central Standard Time on November 21, 2007. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 890903.
Crown Crafts, Inc. designs, markets and distributes infant consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s

largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006
Net sales	$17,111	$20,919	$32,471	$36,673
Gross profit	3,963	5,678	8,269	10,146
Gross margin	23.2%	27.1%	25.5%	27.7%
Income from operations	991	3,195	2,893	5,495
Gain on debt refinancing	—	4,069	—	4,069
Income before income taxes	883	6,998	2,638	8,714
Income tax expense	337	1,641	1,013	2,307
Income from continuing operations after income taxes	546	5,357	1,625	6,407
Loss from discontinued operations — net of income taxes	(5)	(4)	(98)	(143)
Net income	541	5,353	1,527	6,264
Basic income per share	0.05	0.55	0.15	0.65
Diluted income per share	0.05	0.54	0.15	0.64

Weighted Average Shares
Outstanding:
Basic	9,990	9,690	9,997	9,598
Diluted	10,285	9,990	10,295	9,821
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	September 30, 2007	April 1, 2007
Cash and cash equivalents	$485	$33
Accounts receivable, net of allowances	11,987	12,885
Inventories	9,991	7,145
Total current assets	25,744	23,784
Goodwill	22,884	22,884
Total assets	50,064	48,916

Current maturities of long-term debt	12	19
Total current liabilities	7,915	5,615
Long-term debt	3,146	5,780
Total non-current liabilities	3,844	6,478

Shareholders’ equity	38,305	36,823
Total liabilities and shareholders’ equity	50,064	48,916
Contact:	Investor Relations Department (225) 647-9146 or Halliburton Investor Relations (972) 458-8000